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                                                                    Exhibit 23.1



                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the First Data Corporation Incentive Savings Plan of our reports (a) dated January 28, 1999, with respect to the consolidated financial statements and schedules of First Data Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1998, and (b) dated June 19, 1998 with respect to the financial statements and schedules of the First Data Corporation Incentive Savings Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                              /s/ Ernst & Young LLP

                              Ernst & Young LLP

Atlanta, Georgia
June 25, 1999